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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ALANCO TECHNOLOGIES, INC.
              (formerly Alanco Environmental Resources Corporation)


             (Exact name of Registrant as specified in its charter)

                               ARIZONA 86-0220694

                (State of Incorporation) (I.R.S. Employer ID No.)

           15900 N. 78th Street, Suite 101, Scottsdale, Arizona 85260
           ----------------------------------------------------------
                         (Address of Principal Offices)

                            Alanco Technologies, Inc.
                             2000 Stock Option Plan

                                        &

                            Alanco Technologies, Inc.
                  2000 Directors and Officers Stock Option Plan

                                        &

                       Arraid, Inc. Employment Agreements
     for Frank B. Meijers, John C. Dahl, Michael Flannery & Keith F. Blaich


                            (Full Title of the Plans)

                                 John A. Carlson
                            Alanco Technologies, Inc.
                         15900 N. 78th Street, Suite 101
                              Scottsdale, AZ 85260

                     (Name and address of Agent for Service)

                                 (480) 607-1010
          ------------------------------------------------------------
          (Telephone number, including area code of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

       Title of       Amount of      Max. Off.   Maximum      Amount of
       Securities     Securities     Price Per   Aggregate   Registration
       Registered     Registered     Share       Offering     Price Fee
    ----------------  ----------     ---------  ----------   ------------
    Common Stock (1)   1,500,000      $1.42 (3) $2,130,000     $562.32
    Common Stock (2)     835,000      $1.25 (4) $1,043,750     $275.55

(1) Issuable upon the exercise of Options granted pursuant to the 2000 Stock Option Plan and the 2000 Directors and Officers Stock Option Plan.

(2) Issuable upon the exercise of Options granted pursuant to the Arraid, Inc. Employment Agreements as follows: Frank B. Meijers - 300,000 options, John
     C. Dahl - 300,000 options, Michael Flannery - 200,000 options, and Keith F. Blaich - 35,000 options.

(3) Estimated price in accordance with Rule 457(h) and based upon the average ten trading day closing price for the Company's common stock for the period ending November 15, 2000.

(4) Estimated price in accordance with Rule 457(h) and based upon the average five trading day closing price for the Company's common stock for the period ending October 27, 1999.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     The documents containing the information related to the Alanco Technologies, Inc. 2000 Stock Option Plan, the Alanco Technologies, Inc. 2000 Directors and Officers Stock Option Plan, and a form of the Arraid, Inc. Employment Agreements, which are being filed as part of this Registration Statement (the "Registration Statement") and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act") will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

     As required by this Item, the Registrant shall provide to participants a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement shall include the address listing the title or department and telephone number to which the request is to be directed.

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant incorporates the following documents filed with the Securities and Exchange Commission by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

     (b)  The Registrant's Definitive Proxy Statement filed October 19, 2000.

     (c) The Registrant's Quarterly Report on Form 10Q for the period ended September 30, 2000.

     (d) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, (the Exchange Act) since the end of the fiscal year covered by the annual report referred to in (a) above.

Item 4.  Description of Securities

     The Registrant's no par value common stock is listed for trading on the NASDAQ System under the symbol "ALAN." Each share of common stock is entitled to its pro rata share of any dividends declared by the Registrant. Each share of common stock is entitled to one vote on all matters submitted to the stockholders. Cumulative voting for the election of directors is permitted. There are no other liquidation rights, preemptive rights or other rights attached to the common stock nor is the common stock subject to any call, assessment or liability of the Registrant.

Item 5.  Interests of Named Experts and Counsel: Not applicable.

Item 6.  Indemnification of Officers and Directors.

     The Registrant's Articles of Incorporation and Bylaws and the laws of the State of Arizona provide for indemnification of directors and officers of the Registrant who are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.  Exemption from Registration Claimed: Not Applicable

Item 8.  Exhibits.
                          EXHIBIT INDEX

        Exhibit                                            Page or
         Number              Description              Method of Filing

          4.1    Alanco Technologies, Inc.             Filed herewith
                 2000 Stock Option Plan

          4.2    Alanco Technologies, Inc.             Filed herewith
                 2000 Directors and Officers
                 Stock Option Plan

          4.3    Form of the Arraid, Inc.              Filed herewith
                 Employment Agreements

           5     Opinion rendered by Steve P. Oman,    Filed herewith
                 counsel for the Registrant
                 (including consent)

          23.1   Consent of Semple & Cooper, LLP       Filed herewith

          23.2   Consent of Counsel                    See Exhibit 5

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes.

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement;

                  (iii) To include any material information with respect to the
                        Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference into this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 30th day of November, 2000.

ALANCO TECHNOLOGIES, INC.


By: /s/ John A. Carlson
   ----------------------------------------
    John A. Carlson, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.


          NAME                             TITLE                       DATE

 /s/ Robert R. Kauffman             Chairman of the Board            12/12/00
--------------------------          Chief Executive Officer          --------
Robert R. Kauffman

 /s/ James T. Hecker                Director                         12/12/00
--------------------------                                           --------
James T. Hecker

 /s/ Harold S. Carpenter            Director                         12/12/00
--------------------------                                           --------
Harold S. Carpenter

 /s/ Steven P. Oman                 Director                         12/12/00
--------------------------                                           --------
Steven P. Oman

 /s/ Thomas C. LaVoy                Director                         12/12/00
--------------------------                                           --------
Thomas C. LaVoy

 /s/ John A. Carlson                Director                         12/12/00
--------------------------                                           --------
John A. Carlson

 /s/ Robert H. Friesen              Director                         12/12/00
--------------------------                                           --------
Robert H. Friesen